EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in META Group, Inc.'s Registration Statements Nos. 33-80539, 333-1854 and 333-68323 on Form S-8, and Nos. 333-45324, 333-75386 and 333-67557 on Form S-3 of our report dated February 19, 2002 (March 26 as to Note 9) and appearing on page F-1 of this Annual Report on Form 10-K for the year ended December 31, 2001.

DELOITTE & TOUCHE LLP

Stamford, Connecticut
April 1, 2002